Exhibit 99.3

A Message from James Murdoch on Issues at News International

I am writing to update you on the actions we have been taking as a Company to solve the problems at News International relating to the News of the World, in addition to continuing to cooperate fully and actively with the police and settling civil claims.

  Earlier today, Rebekah Brooks resigned from her position as CEO. I understand her decision and I want to thank her for her 22 years of service to the Company. She has been one of the outstanding editors of her generation and she can be proud of many accomplishments as an executive. We support her as she takes this step to clear her name;
  We have created an independent Management & Standards Committee and I want to emphasise its importance. The Committee has direct governance and oversight from News Corporation Board members and is codifying standards that will be clear and enforced;
  We made the difficult and necessary decision to close the News of the World;
  A number of other executives have now left the Company;
  News Corporation also withdrew its proposal to acquire the shares in BSkyB it does not own. This is a strong signal that our top priority in the UK is to address the issues facing News International.

Looking to the future, I am also pleased to tell you that Tom Mockridge will become CEO of News International. Tom is in London today and will start right away. Tom is a highly respected and accomplished media executive who has served as CEO of Sky Italia since its launch in 2003. Tom, who has also been in charge of our European Television business, started his career as a newspaper journalist in New Zealand and he has held a range of top roles in the newspaper industry. The creation of TG-24, Italy's only truly independent 24 hours news channel, is a credit to Tom's leadership and integrity.

This weekend, News International will run advertisements in all national newspapers. We will apologise to the nation for what has happened. We will follow this up in the future with communications about the actions we have taken to address the wrongdoing that occurred.

We are also sending letters to our commercial partners with an update on the actions we are taking.

Next week, my father and I will appear before the CMS Select Committee and will speak to them directly about our determination to put things right.

The Company has made mistakes. It is not only receiving appropriate scrutiny, but is also responding to unfair attacks by setting the record straight.

I would like to conclude by saying thank you. Throughout this time, you have gotten out great papers every day and have stayed focused. I am deeply grateful for that.

James Murdoch.